EXHIBIT 99.1

Spotlight Innovation Announces Debt Restructuring Through Conversion of $850,000 in Convertible Promissory Notes

WEST DES MOINES, Iowa, September 19, 2016 -- Spotlight Innovation Inc. (OTCQB: STLT) announced today that the holders of a series of convertible promissory notes issued between December 2015 and March 2016, totaling $850,000, have agreed to convert the promissory notes into shares of Common Stock.

“This conversion is a positive step toward simplifying our balance sheet,” said Mr. Cristopher Grunewald, Spotlight Innovation’s President and Chief Executive Officer. “Debt restructuring allows us to accelerate development of our product candidates, creating value for both current and future shareholders. Moving forward, we will continue to look for debt restructuring opportunities that further our development goals.”

About Spotlight Innovation Inc.

Spotlight Innovation Inc. (OTCQB: STLT) identifies and acquires rights to innovative, proprietary technologies designed to address unmet medical needs, with an emphasis on rare, emerging and neglected diseases. To find and evaluate unique opportunities, we leverage our extensive relationships with leading scientists, academic institutions and other sources. We provide value-added capability to accelerate development progress. When scientifically significant benchmarks have been achieved, we will endeavor to partner with proven market leaders via sale, out-license or strategic alliance. For more information, visit www.spotlightinnovation.com or follow us on www.twitter.com/spotlightinno.

Forward Looking Statements

Statements in this press release that are not purely historical are forward-looking statements. Forward-looking statements herein include statements regarding Spotlight Innovation’s efforts to restructure its debt, develop and commercialize its various technologies, and to achieve its stated benchmarks. Actual outcomes and actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include: risks and uncertainties, such as the inability to finance the planned development of the technologies; the inability to hire appropriate staff to develop the technologies; unforeseen technical difficulties in developing the technologies; the inability to obtain regulatory approval for human use; competitors’ therapies proving to be more effective, cheaper or otherwise more preferable; or, the inability to market a product. All of which could, among other things, delay or prevent product release, as well as other factors expressed from time to time in Spotlight Innovation’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with Spotlight Innovation’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release and Spotlight Innovation undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source: Spotlight Innovation Inc.

Press Contact

Rene Erickson

Spotlight Innovation Inc.

1-515-274-9087

corpcomm@spotlightinnovation.com

Investor Contact

Robert Haag

IRTH Communications
1-866-976-4784
STLT@irthcommunications.com